Exhibit 99

BEMIS COMPANY, INC.
One Neenah Center, 4th Floor
P.O. Box 669
Neenah, Wisconsin 54957-0669

For additional information please contact:
Melanie E. R. Miller
Vice President, Investor Relations
and Treasurer
(920)527-5045

FOR IMMEDIATE RELEASE

BEMIS COMPANY REPORTS 2012 FOURTH QUARTER AND FULL YEAR RESULTS

NEENAH, WISCONSIN, January 31, 2013 - Bemis Company, Inc. (NYSE-BMS) today reported 2012 full year diluted earnings of $1.66 per share on net sales of $5.1 billion. Excluding the effect of facility consolidation and acquisition related integration charges detailed in the attached schedule, “Reconciliation of Non-GAAP Earnings Per Share”, adjusted diluted earnings for 2012 would have been $2.15 per share. Excluding the impact of currency, 2012 net sales was substantially unchanged from 2011 as lower unit sales volumes during 2012 were offset by improved sales mix and the impact of acquisitions.

“We accomplished our key goals for 2012 and generated record earnings per share,” said Henry Theisen, Bemis Company's President and Chief Executive Officer. “We right-sized our operations and consolidated our production facilities. Bemis delivered improved earnings and profit margins by reducing costs while increasing sales of higher margin products. In addition, our World Class Operations Management improved production efficiencies and expanded our capacity for value added products while our facility consolidation program reduced capacity in other areas. This allowed us to limit capital expenditures to $136 million and achieve sustainable improvements in sales mix. Looking ahead to 2013, our positive momentum and strong cash flow will put us in a position to return more capital to shareholders while continuing to invest in growth opportunities.”

HIGHLIGHTS OF THE FULL YEAR 2012:

•	Adjusted diluted earnings per share increased 8.0 percent to $2.15 from $1.99 in 2011.

•	Gross profit as a percent of net sales improved to 18.4 percent compared to 17.1 percent in 2011.

•	Bemis' facility consolidation program contributed savings of approximately $8 million in 2012.

•	Cash provided by operations totaled $421 million, reflecting continued emphasis on cost management.

•	Management set guidance for the first quarter and full year 2013:

◦	First quarter adjusted diluted earnings per share in the range of $0.50 to $0.56

◦	Total year adjusted diluted earnings per share in the range of $2.30 to $2.45

◦	Capital expenditures expected to be approximately $175 million

◦	Cash flow from operations expected to exceed $430 million

FOURTH QUARTER 2012 CONSOLIDATED RESULTS
Bemis recorded diluted earnings of $0.38 per share for the fourth quarter ended December 31, 2012 on net sales of $1.2 billion. Excluding the effect of facility consolidation and other related charges detailed in the attached schedule, “Reconciliation of Non-GAAP Earnings Per Share”, diluted earnings per share would have been $0.52 for the fourth quarter of 2012, at the top end of management's guidance range. Excluding the impact of currency, 2012 net sales decreased modestly from 2011.

BUSINESS SEGMENT RESULTS
New Reportable Business Segments
On January 10, 2013, Bemis announced the realignment of its segment reporting. As a result, Bemis now reports business segment information for three reportable segments as follows: U.S. Packaging, Global Packaging, and Pressure Sensitive Materials. The expansion from two to three reportable segments reflects the separation of the Flexible Packaging business segment into U.S. Packaging and Global Packaging business segments. The Pressure Sensitive Materials business segment remains unchanged.

In connection with the implementation of an enterprise resource planning system during 2012, Bemis recorded non-recurring adjustments primarily to cost of goods sold during the fourth quarter in order to harmonize the application of certain accounting practices and provide consistency among the business segments. These adjustments made to individual locations across the segments substantially offset one another.

U.S. Packaging
For the total year 2012, U.S. Packaging net sales of $3.0 billion represented a decrease of 2.3 percent compared to 2011. Acquisitions increased net sales by approximately 0.8 percent. U.S. Packaging segment operating profit for 2012 was $366.7 million, or 12.1 percent of net sales, compared to $315.0 million, or 10.1 percent of net sales, for 2011. Facility consolidation program costs negatively impacted results during each period. Excluding these costs, segment adjusted operating profit for 2012 would have been $408.8 million, or 13.4 percent of net sales, compared to $341.3 million, or 11.0 percent of net sales, in 2011. (See attached schedule: “Reconciliation of Non-GAAP Operating Profit”)

Lower net sales in 2012 reflect generally lower unit sales volumes of packaging for certain non-barrier packaging, partially offset by increased unit sales volumes of barrier packaging for products such as refrigerated foods where food safety is a requirement. The closure of six U.S. Packaging facilities in conjunction with the facility consolidation program is reducing capacity for certain non-barrier packaging, driving improved sales mix and lower fixed costs. Substantially all of the savings generated from the facility consolidation activities in 2012 benefited the U.S. Packaging segment. Operating profit also benefited from a favorable adjustment totaling $13.8 million in the fourth quarter related to the harmonization of certain accounting practices in connection with the enterprise resource planning system implementation mentioned above.

Global Packaging
For the total year 2012, Global Packaging net sales of $1.5 billion represented a decrease of 5.7 percent compared to 2011. Acquisitions increased net sales by approximately 2.4 percent, which was more than offset by a 9.7 percent decrease in net sales related to currency translation. Global Packaging segment operating profit for 2012 was $59.9 million, or 3.9 percent of net sales, compared to $112.6 million, or 6.9 percent of net sales, for 2011. Facility consolidation program and acquisition-related integration costs negatively impacted results during each period. Excluding these costs, segment adjusted operating profit for 2012 would have been $91.1 million, or 5.9 percent of net sales, compared to $121.9 million, or 7.4 percent of net sales, in 2011. The net effect of currency translation decreased operating profit for the fourth quarter and full year 2012 by $1.8 million and $10.9 million, respectively.

Excluding the impact of acquisitions and currency translation, net sales increased reflecting higher selling prices and improved sales mix, partially offset by the impact of lower unit sales volumes. The decline in operating profit as a percentage of net sales in 2012 reflects both the lower unit sales volumes in 2012 and the impact of an unfavorable fourth quarter adjustment totaling $16.4 million related to the harmonization of certain accounting practices in connection with the enterprise resource planning system implementation mentioned above. Three low margin facilities in the global packaging business segment were closed during 2012 as part of the facility consolidation program.

Pressure Sensitive Materials
For the total year 2012, net sales of Pressure Sensitive Materials was $555.6 million, a 3.3 percent decrease from net sales in 2011. Currency effects decreased net sales by 3.1 percent. Pressure Sensitive Materials segment operating profit for 2012 was $37.1 million, or 6.7 percent of net sales, compared to $33.4 million, or 5.8 percent of net sales, for 2011. Facility consolidation program costs negatively impacted results during 2011. Excluding these costs, segment adjusted operating profit in 2011 would have been $36.1 million, or 6.3 percent of net sales. The net effect of currency translation decreased operating profit in 2012 by $1.5 million. Fourth quarter accounting practices harmonization adjustments increased operating profit by $0.5 million.

Higher unit sales volumes of label products partially offset lower unit volumes for both graphic and technical products, resulting in a less favorable sales mix during 2012. Operating profit improvement reflects the positive impact of prudent cost management throughout the year.

2013 OUTLOOK
Commenting on the year ahead, Theisen stated, “We are aggressively managing our business to improve earnings and returns. We expect recent sales mix improvements to be sustainable as we continue to drive volume growth in barrier packaging. In total, unit sales volumes in 2013 are expected to be consistent with 2012. We are on pace to achieve the cost savings associated with our 2012 facility consolidation program.”

Management expects adjusted diluted earnings per share for the first quarter of 2013 to be in the range of $0.50 to $0.56. This excludes first quarter charges associated with the facility consolidation program. While Bemis expects all production consolidation efforts to be completed by the end of the first quarter, accounting charges associated with closed facilities may continue through at least the second quarter of 2013.

Adjusted diluted earnings per share for the full year 2013 are expected to be in the range of $2.30 to $2.45 per share. The incremental savings of the facility consolidation activities are expected to be approximately $37 million in 2013. The annualized savings rate of $50 million is expected to be achieved beginning in the second quarter of 2013.

Cash provided by operating activities for 2013 is expected to exceed $430 million, primarily reflecting the benefits of improved profitability. Management expects capital expenditures to be approximately $175 million for the full year 2013, which includes expansion of Bemis' capacity in China, the addition of high barrier capacity in Latin America, and added capacity to support increased customer demand for products from Bemis' barrier platform in the United States.

CAPITAL STRUCTURE AND CASH FLOW
Net debt (defined as total debt less cash) to adjusted EBITDA (defined as operating income plus depreciation and amortization) was 2.1 times at December 31, 2012, in line with management's long-term leverage target of approximately 2.0 times.

For the total year 2012, cash provided by operating activities was $421 million. For the total year 2012, Bemis used its cash flow from operations to fund $104 million in common stock dividends; $19 million for an acquisition; $136 million in capital expenditures; and $157 million in debt reduction.

EFFECTIVE INCOME TAX RATE
The effective tax rate for 2012 was 37.6 percent. During the fourth quarter, Bemis made adjustments of valuation allowances based on the likely realization of the future benefits related to specific net deferred tax assets. The deferred tax assets relate primarily to accumulated operating losses incurred by certain legal entities in foreign countries. Excluding these adjustments, the effective tax rate for 2012 would have been 36.1 percent. Management expects the effective income tax rate for 2013 to be approximately 36 percent.

PRESENTATION OF NON-GAAP INFORMATION
This press release refers to non-GAAP financial measures: adjusted operating profit, adjusted operating profit as a percentage of net sales, net debt to adjusted EBITDA, and adjusted diluted earnings per share from continuing operations. These non-GAAP financial measures adjust for factors that are unusual or unpredictable. These measures exclude the impact of certain amounts related to facility consolidation activities including employee-related costs, lease termination payments, accelerated depreciation, and the write-down of equipment. These measures also exclude acquisition related expenses including transaction expenses, due diligence expenses, professional and legal fees, purchase accounting adjustments for inventory and order backlog, integration expenses, the cash portion of any acquisition earn-out payments recorded as compensation expenses, and changes in fair value of deferred acquisition payments. This adjusted information should not be construed as an alternative to results determined in accordance with accounting principles generally accepted in the United States of America (GAAP). It is provided solely to assist in an investor's understanding of the impact of these items on the comparability of the Company's on-going business operations.

FORWARD LOOKING STATEMENTS
Statements in this release that are not historical, including statements relating to the expected future performance of the Company, are considered “forward-looking” and are presented pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such content is subject to certain risks and uncertainties, including but not limited to future changes in cost or availability of raw materials, our ability to adjust selling prices, consumer buying patterns, changes in customer order patterns, the results of competitive bid processes, costs associated with the pursuit of business combinations, a failure in our information technology infrastructure or applications, foreign currency fluctuations, unexpected costs associated with plant closings and disposal activities, changes in working capital requirements, changes in government regulations, and the availability and related cost of financing from banks and capital markets. Actual future results and trends may differ materially from historical results or those projected in any such forward-looking statements depending on a variety of factors which are detailed in the Company's regular SEC filings including the most recently filed Form 10-K for the year ended December 31, 2011.

INVESTOR CONFERENCE CALL
Bemis Company, Inc. will webcast an investor telephone conference regarding its fourth quarter and full year 2012 financial results this morning at 10 a.m., Eastern Time. Individuals may listen to the call on the Internet at www.bemis.com under “Investor Relations.” Listeners are urged to check the website ahead of time to ensure their computers are configured for the audio stream. Instructions for obtaining the required, free, downloadable software are available in a pre-event system test on the site.

ABOUT BEMIS COMPANY, INC.
Bemis Company, Inc. is a major supplier of packaging and pressure sensitive materials used by leading food, consumer products, healthcare, and other companies worldwide. Founded in 1858, Bemis Company is included in the S&P 500 index of stocks and reported 2012 net sales of $5.1 billion. Bemis has a strong technical base in polymer chemistry, film extrusion, coating and laminating, printing, and converting. Headquartered in Neenah, Wisconsin, Bemis employs approximately 20,000 individuals worldwide. More information about Bemis is available at our website, www.bemis.com.

BEMIS COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(in millions, except per share amounts)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
Net sales	$1,233.9	$1,270.2	$5,139.2	$5,322.7
Cost of products sold	997.8	1,051.5	4,191.7	4,412.5
Gross profit	236.1	218.7	947.5	910.2
Operating expenses:
Selling, general and administrative expenses	125.1	118.9	506.7	483.4
Research and development	10.1	10.5	41.6	38.7
Facility consolidation and other costs	19.3	38.4	68.7	38.4
Other operating (income) expense, net	(2.7)	(3.8)	(15.0)	(17.7)

Operating income	84.3	54.7	345.5	367.4

Interest expense	16.1	22.0	70.9	76.8
Other non-operating (income) expense, net	(1.8)	(1.7)	(4.0)	(1.6)

Income before income taxes	70.0	34.4	278.6	292.2

Provision for income taxes	29.9	11.6	104.8	104.9

Net income	40.1	22.8	173.8	187.3

Less: Net income attributable to noncontrolling interests	—	—	—	3.2

Net income attributable to Bemis Company, Inc.	$40.1	$22.8	$173.8	$184.1

Basic earnings per share	$0.38	$0.22	$1.67	$1.73

Diluted earnings per share	$0.38	$0.22	$1.66	$1.73

Cash dividends paid per share	$0.25	$0.24	$1.00	$0.96

Weighted average shares outstanding (including participating securities):
Basic	104.2	104.4	104.3	106.2
Diluted	105.0	105.0	105.0	106.6

BEMIS COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
(in millions)
(unaudited)

	December 31, 2012	December 31, 2011
ASSETS

Cash and cash equivalents	$114.1	$109.8
Accounts receivable, net	645.2	665.4
Inventories	661.9	646.0
Prepaid expenses and other current assets	103.8	127.8
Total current assets	1,525.0	1,549.0

Property and equipment, net	1,351.3	1,440.9

Goodwill	1,034.3	1,048.4
Other intangible assets, net	201.2	222.5
Deferred charges and other assets	73.9	59.6
Total other long-term assets	1,309.4	1,330.5

TOTAL ASSETS	$4,185.7	$4,320.4

LIABILITIES

Current portion of long-term debt	$0.3	$13.4
Short-term borrowings	8.6	1.7
Accounts payable	382.1	415.8
Accrued salaries and wages	107.9	95.8
Accrued income and other taxes	34.3	23.9
Other current liabilities	109.8	131.4
Total current liabilities	643.0	682.0

Long-term debt, less current portion	1,417.6	1,554.8
Deferred taxes	198.3	175.5
Other liabilities and deferred credits	285.9	326.0

TOTAL LIABILITIES	2,544.8	2,738.3

EQUITY

Bemis Company, Inc. shareholders’ equity:
Common stock issued (127.2 and 126.9 shares)	12.7	12.7
Capital in excess of par value	545.4	532.4
Retained earnings	1,900.9	1,832.9
Accumulated other comprehensive loss	(112.9)	(90.7)
Common stock held in treasury (24.0 shares at cost)	(705.2)	(705.2)
TOTAL EQUITY	1,640.9	1,582.1

TOTAL LIABILITIES AND EQUITY	$4,185.7	$4,320.4

BEMIS COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(in millions)
(unaudited)

	Twelve Months Ended
	December 31,
	2012	2011
Cash flows from operating activities
Net income	$173.8	$187.3
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	204.3	220.3
Excess tax benefit from share-based payment arrangements	(0.6)	(1.4)
Share-based compensation	17.6	16.3
Deferred income taxes	8.7	23.5
Income of unconsolidated affiliated company	(2.6)	(2.5)
Cash dividends received from unconsolidated affiliated company	4.4	4.3
Loss on sale of property and equipment	1.7	3.3
Net facility consolidation and other costs	34.8	35.0
Changes in working capital, excluding effect of acquisitions	(22.7)	(90.0)
Net change in deferred charges and credits	1.9	24.8

Net cash provided by operating activities	421.3	420.9

Cash flows from investing activities
Additions to property and equipment	(136.4)	(135.2)
Business acquisitions and adjustments, net of cash acquired	(19.1)	(152.8)
Proceeds from sale of property and equipment	4.7	3.9

Net cash used in investing activities	(150.8)	(284.1)

Cash flows from financing activities
Proceeds from issuance of long-term debt	—	400.9
Repayment of long-term debt	(321.7)	(11.8)
Net borrowing (repayment) of commercial paper	157.3	(114.7)
Net borrowing of short-term debt	7.6	1.9
Cash dividends paid to shareholders	(104.3)	(101.9)
Common stock purchased for the treasury	—	(161.1)
Purchase of subsidiary shares of noncontrolling interests	—	(89.7)
Excess tax benefit from share-based payment arrangements	0.6	1.4
Stock incentive programs and related tax withholdings	(5.2)	(5.0)

Net cash used in financing activities	(265.7)	(80.0)

Effect of exchange rates on cash and cash equivalents	(0.5)	(7.4)

Net increase in cash and cash equivalents	4.3	49.4

Cash and cash equivalents balance at beginning of year	109.8	60.4

Cash and cash equivalents balance at end of period	$114.1	$109.8

BEMIS COMPANY, INC. AND SUBSIDIARIES
OPERATING PROFIT AND PRETAX PROFIT
(in millions)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
U.S. Packaging
Operating profit before facility consolidation and other costs (1)	$121.4	$87.0	$408.8	$341.3
Facility consolidation and other costs	(10.6)	(26.3)	(42.1)	(26.3)
Operating profit	110.8	60.7	366.7	315.0

Global Packaging
Operating profit before facility consolidation and other costs (1)	10.0	25.5	86.5	121.2
Facility consolidation and other costs	(8.7)	(8.6)	(26.6)	(8.6)
Operating profit	1.3	16.9	59.9	112.6

Pressure Sensitive Materials
Operating profit before facility consolidation and other costs (1)	8.8	6.5	37.1	36.1
Facility consolidation and other costs	—	(2.7)	—	(2.7)
Operating profit	8.8	3.8	37.1	33.4

Segment operating profit	120.9	81.4	463.7	461.0

Corporate
General corporate expenses before facility consolidation and other costs	(36.6)	(25.9)	(118.2)	(92.8)
Facility consolidation and other costs	—	(0.8)	—	(0.8)
General corporate expenses	(36.6)	(26.7)	(118.2)	(93.6)

Operating income	84.3	54.7	345.5	367.4

Interest expense	16.1	22.0	70.9	76.8

Other non-operating (income) expense, net	(1.8)	(1.7)	(4.0)	(1.6)

Income before income taxes	$70.0	$34.4	$278.6	$292.2

(1)
Operating profit before facility consolidation and other costs includes non-recurring adjustments associated with harmonizing certain accounting practices. The benefit (detriment) for U.S. Packaging, Global Packaging, and Pressure Sensitive Materials for the three and twelve months ended December 31, 2012 was $13.8 million, ($16.4 million), and $0.5 million, respectively.

BEMIS COMPANY, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP OPERATING PROFIT
(in millions, except per share amounts)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
U.S. Packaging
Net sales	$711.5	$732.7	$3,040.1	$3,110.7

Operating profit as reported	$110.8	$60.7	$366.7	$315.0

Non-GAAP adjustments:
Facility consolidation and other costs (1)	10.6	26.3	42.1	26.3

Operating profit as adjusted	$121.4	$87.0	$408.8	$341.3

Operating profit as a percentage of net sales
As reported	15.6%	8.3%	12.1%	10.1%
As adjusted	17.1%	11.9%	13.4%	11.0%

Global Packaging
Net sales	$389.4	$401.0	$1,543.5	$1,637.2

Operating profit as reported	$1.3	$16.9	$59.9	$112.6

Non-GAAP adjustments:
Facility consolidation and other costs (1)	8.7	8.6	26.6	8.6
Purchase accounting for inventory and order backlog (2)	—	—	—	0.5
Acquisition-related integration costs (3)	—	1.7	4.6	2.9
Pension curtailment (4)	—	(2.7)	—	(2.7)

Operating profit as adjusted	$10.0	$24.5	$91.1	$121.9

Operating profit as a percentage of net sales
As reported	0.3%	4.2%	3.9%	6.9%
As adjusted	2.6%	6.1%	5.9%	7.4%

Pressure Sensitive Materials
Net sales	$133.0	$136.5	$555.6	$574.8

Operating profit as reported	$8.8	$3.8	$37.1	$33.4

Non-GAAP adjustments:
Facility consolidation and other costs (1)	—	2.7	—	2.7

Operating profit as adjusted	$8.8	$6.5	$37.1	$36.1

Operating profit as a percentage of net sales
As reported	6.6%	2.8%	6.7%	5.8%
As adjusted	6.6%	4.8%	6.7%	6.3%

(1)	Facility consolidation and other costs includes employee-related costs, accelerated depreciation, write down of equipment and other costs related to the Company's facility consolidation program.

(2)	Expenses related to the purchase accounting impact of the fair value write-up of inventory and a charge for the fair value of the customer order backlog in the Mayor Packaging acquisition.

(3)	Acquisition related integration costs include earnout payments treated as compensation expense related to the Mayor Packaging acquisition.

(4)	Pension curtailment includes a gain associated with the Company's Mexican pension plan.

BEMIS COMPANY, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP EARNINGS PER SHARE
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
Diluted earnings per share, as reported	$0.38	$0.22	$1.66	$1.73

Non-GAAP adjustments per share, net of taxes:
Facility consolidation and other costs (1)	0.14	0.24	0.45	0.24
Acquisition-related integration costs (2)	—	0.02	0.04	0.03
Transaction related costs (3)	—	—	—	0.02
Pension curtailment (4)	—	(0.03)	—	(0.03)

Diluted earnings per share, as adjusted	$0.52	$0.45	$2.15	$1.99

(1)	Facility consolidation and other costs includes employee-related costs, accelerated depreciation, write down of equipment and other costs related to the Company's facility consolidation program.

(2)	Acquisition related integration costs include earnout payments treated as compensation expense related to the Mayor Packaging acquisition.

(3)	Transaction related costs are related to our acquisition of Mayor Packaging. These costs consist of legal, accounting, and other professional fees.

(4)	Pension curtailment includes a gain associated with the Company's Mexican pension plan.